Exhibit 99.2

News Release

Arthur J. Gallagher & Co. appoints New Director

Rolling Meadows, Ill., July 24, 2024 – Arthur J. Gallagher & Co. today announced the appointment of Richard Harries to the company’s Board of Directors.

Mr. Harries has more than 35 years of insurance industry experience in the UK and other highly regulated markets and has experience growing businesses as an operational leader. Most recently, he has held roles as chief executive officer and director, chief underwriting officer and energy underwriter at Atrium Underwriters Limited. Additionally, Mr. Harries previously worked for Willis Faber & Dumas where he held senior roles in the energy sector.

“We are pleased to have Richard Harries join our Board of Directors,” said J. Patrick Gallagher, Jr., Chairman and CEO. “Richard brings deep insurance and technology experience to Gallagher, and he will add a unique and valuable perspective to our Board. He will play an important role as we continue to grow our client base, distinguish Gallagher and deliver results.”

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co. (NYSE:AJG), a global insurance brokerage, risk management and consulting services firm, is headquartered in Rolling Meadows, Illinois. Gallagher provides these services in approximately 130 countries around the world through its owned operations and a network of correspondent brokers and consultants.

Investors: Ray Iardella	Media: Kelli Murray
VP – Investor Relations	Sr. Director Global Media Relations
630-285-3661 / ray_iardella@ajg.com	(847) 273 3896 / Kelli_Murray@ajg.com